EXECUTION VERSION

SHARE EXCHANGE AGREEMENT

BY AND AMONG

CONTE ROSSO & PARTNERS S.R.L.

and

SOUTHERN STATES SIGN COMPANY

and

THE SHAREHOLDERS OF
CONTE ROSSO & PARTNERS S.R.L.

Dated as of November 1, 2012

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as November 1, 2012, by and among CONTE ROSSO AND PARTNERS S.R.L., a company organized under the laws of Italy (“CR&P”) and SOUTHERN STATES SIGN COMPANY, a Nevada corporation (“Purchaser”) and each of the shareholders of CR&P listed on Schedule 2.1 hereto (the “CR&P Shareholders”).

RECITALS

WHEREAS, CR&P is a company organized under the laws of Italy that is engaged in the hospitality business;

WHEREAS, Purchaser and CR&P have agreed to the acquisition by Purchaser of all of equitable and other legal rights, title and interests in and to the share capital of CR&P pursuant to a voluntary share exchange transaction (the “Share Exchange”) between Purchaser and CR&P upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the Board of Directors of Purchaser has approved the Share Exchange in accordance with the applicable provisions of the NRS (as defined below) and upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the Board of Directors and shareholders of CR&P have each approved the Share Exchange in accordance with the applicable provisions of the laws of the Italy and upon the terms and subject to the conditions set forth herein; and

WHEREAS, for United States federal income tax purposes, the parties intend that the Share Exchange shall constitute a tax-free reorganization within the meaning of Sections 368 and 1032 of the Code.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

ARTICLE I. DEFINITIONS

(a)          "Affiliate" shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns or holds directly or indirectly five per cent (5%) or more of the voting securities or five per cent (5%) or more of the partnership or other equity interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such other Person.;

(b)          "Agreement" means this Share Exchange Agreement.

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(c)          "Applicable Law" or "Applicable Laws" means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, principles of common law, requirements and Orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person's properties or assets.

(d)          "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a Material Adverse Effect in the benefits to such Person of this Agreement and the Share Exchange.

(e)          "Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

(f)          "Business" means the hospitality business presently conducted by CR&P.

(g)          "Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks are permitted or required to be closed.

(h)          "Closing" shall mean the completion of the Share Exchange and the consummation of the transactions set forth herein.

(i)          "Closing Date" shall mean the date on which the Closing is completed.

(j)          "Code" shall mean the Internal Revenue Code of 1986, as amended.

(k)          "Confidential Information" means any information pertaining to the business, operations, marketing, customers, financing, forecasts and plans of any Party provided to or learned by any other Party during the course of negotiation of the Share Exchange. Information shall be treated as Confidential Information whether such information has been marked "confidential" or in a similar manner.

(l)          "Consent" means any approval, consent, license, permits, ratification, waiver or other authorization.

(m)          "Contract" means any agreement, contract, lease, license, consensual obligation, promise, undertaking, understanding, commitment, arrangement, instrument or document (whether written or oral and whether express or implied), whether or not legally binding.

(n)          "CR&P" has the meaning set forth in the preamble.

(o)          "CR&P Balance Sheet" has the meaning set forth in Section 4.5.

(p)          "CR&P Balance Sheet Date" has the meaning set forth in Section 4.5.

(q)          "CR&P Board" has the meaning set forth in Section 4.3.

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(r)          "CR&P Employee Plans" has the meaning set forth in Section 4.15.

(s)          "CR&P Financial Information" has the meaning set forth in Section 4.5.

(t)          "CR&P Intellectual Property" has the meaning set forth in Section 4.11.

(u)          "CR&P Shareholders" has the meaning set forth in Section 2.1.

(v)         "Distribution Compliance Period" shall have the meaning set forth in Section 3.4(e).

(w)          "Encumbrance" means and includes:

(i)          with respect to any personal property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)         with respect to any Real Property (whether and including owned real estate or Real Estate subject to a Real Property Lease), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of Third Parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

(x)          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued by the Department of Labor pursuant to ERISA or any successor law.

(y)          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(z)          "GAAP" means at any particular time generally accepted accounting principles in the United States, consistently applied on a going concern basis, using consistent audit scope and materiality standards.

(aa)        "Governing Documents" means with respect to any particular entity, the articles or certificate of incorporation and the bylaws (or equivalent documents for entities of foreign jurisdictions); all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and any amendment or supplement to any of the foregoing.

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(bb)       "Governmental Authorization" means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

(cc)        "Governmental Body" means: (i) nation, state, county, city, town, borough, village, district, tribe or other jurisdiction; (ii) federal, state, local, municipal, foreign, tribal or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

(dd)       "Improvements" means all buildings, structures, fixtures and improvements located on Land, including those under construction.

(ee)        "IRS" means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

(ff)         "Knowledge" means actual knowledge without independent investigation.

(gg)       "Land" means all parcels and tracts of land in which any Person has an ownership or leasehold interest.

(hh)       "Material Adverse Effect" or "Material Adverse Change" means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole.

(ii)          "NRS" shall mean the Nevada Revised Statute, as amended.

(jj)          "Order" means any writ, directive, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

(kk)        "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(ll)          "Party" or "Parties" means CR&P, the Purchaser and/or the CR&P Shareholders.

(mm)      "Person" shall mean an individual, company, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, government or any political subdivision thereof, or any other legal entity.

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(nn)       "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(oo)       "Purchaser" has the meaning set forth in the preamble.

(pp)       "Purchaser Balance Sheet" has the meaning set forth in Section 5.2(b).

(qq)       "Purchaser Balance Sheet Date" has the meaning set forth in Section 5.2(b).

(rr)         "Purchaser Business" means Purchaser’s business of finding suitable locations for billboard signs, signing leases with the property owners to build billboards on the property, contracting with a construction company to build billboards, and selling the billboard space to advertisers.

(ss)        "Purchaser Common Stock" means the common stock, par value $.001 per share, of Purchaser.

(tt)          "Purchaser Contracts" has the meaning set forth in Section 5.2(k).

(uu)       "Purchaser's Counsel" means Kramer Levin Naftalis & Frankel LLP.

(vv)       "Purchaser Employee Plans" has the meaning set forth in Section 5.2(n).

(ww)      "Purchaser Financial Information" has the meaning set forth in Section 5.2(b).

(xx)         "Purchaser Intellectual Property" has the meaning set forth in Section 5.2(i).

(yy)       "Purchaser SEC Reports" has the meaning set forth in Section 5.2(j)).

(zz)         "Real Property" means any Land and Improvements and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of any Land, including all easements appurtenant to and for the benefit of any Land (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

(aaa)      "Real Property Lease" means any lease, rental agreement or rights to use land pertaining to the occupancy of any improved space on any Land.

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(bbb)     "Related Agreements" means the Split-Off Agreement referred to in this Agreement.

(ccc)      "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other Representative of that Person.

(ddd)     "SEC" means the United States Securities and Exchange Commission.

(eee)      "Securities Act" means the Securities Act of 1933, as amended.

(fff)        "Security Interest" means any mortgage, pledge, security interest, Encumbrance, charge, claim, or other lien, other than: (a) mechanic's, materialmen's and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings; (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(ggg)     "Share Exchange" has the meaning set forth in the preamble.

(hhh)     "Shares" has the meaning set forth in Section 2.1

(iii)         "Split-Off Agreement" has the meaning set forth in Section 2.5.

(jjj)         "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(kkk)      "Tangible Personal Property" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by a Party (wherever located and whether or not carried on a Party's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

(lll)        "Tax" or "Taxes" means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, gross receipts, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any), (ii) all value added taxes and (iii) any liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any Applicable Law) of another person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

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(mmm)   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(nnn)     "Third Party" means a Person that is not a Party to this Agreement.

ARTICLE II. THE SHARE EXCHANGE

2.1          The Share Exchange.

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Closing, the parties shall cause the Share Exchange to be consummated by taking all appropriate actions to ensure that all equitable and legal rights, title and interests in and to the share capital of CR&P is assigned, delivered and transferred to the Purchaser, in exchange for the issuance of an aggregate of 21,250,000 shares of Purchaser Common Stock (the "Shares") to the shareholders of CR&P listed on Schedule 2.1.

2.2          Tax Free Reorganization.

The Parties each hereby agree to use their Best Efforts and to cooperate with each other to cause the Share Exchange to be a tax-free reorganization within the meaning of Sections 368 and 1032 of the Code.

2.3          Closing.

The Closing will occur via e-mail and facsimile on November 1, 2012 at 10:00 a.m. EST or such later date and time to be agreed upon by the parties (the "Closing Date"), following satisfaction or waiver of the conditions set forth in Article VIII.

2.4          Reorganization of the Board of Directors and Management.

(a)          Purchaser shall take such action as may be necessary to appoint the individuals set forth on Schedule 2.4(a) as directors of the Purchaser, effective as of the Closing and until their respective successor has been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Purchaser’s Articles of Incorporation and By-laws.

(b)          Those individuals set forth on Schedule 2.4(b) shall, as of the Closing, be appointed as the officers of the Purchaser until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Purchaser's Certificate of Incorporation and By-laws.

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(c)          If at any time after the Closing, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Purchaser the title to any property, rights, privileges, powers and franchises of, and equity in, CR&P by reason of, or as a result of, the Share Exchange, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers, franchises, and equity in the Purchaser, and otherwise to give effect to the provisions of this Agreement and the Share Exchange.

2.5          Cancellation of Purchaser Common Stock.

Subsequent to the Closing, the Purchaser shall enter into an Assignment of Assets Agreement by and between the Purchaser and David Ben Bassat (the "Split-Off Agreement"), which shall be substantially in the form attached hereto as Exhibit 2.5, pursuant to which the Purchaser shall cause 3,148,148 Shares held by Mr. Bassat to be transferred back to the Purchaser, and the Purchaser shall cancel and extinguish such shares.

ARTICLE III. COVENANTS, REPRESENTATIONS AND
WARRANTIES OF CR&P SHAREHOLDERS

3.1          Investment Purpose.

The CR&P Shareholders acknowledge and agree that they are acquiring the Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act) directly or indirectly unless:

(a)          The sale is to Purchaser;

(b)          the sale is made pursuant to the exemption from registration under the Securities Act, provided by Rule 144 thereunder; or

(c)          the Shares are sold in a transaction that does not require registration under the Securities Act, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to Purchaser an opinion of counsel to that effect or such other written opinion as may be reasonably required by Purchaser.

3.2          Share Legend.

The CR&P Shareholders acknowledge and agree that the certificates representing the Shares shall bear the following legend:

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"THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATIONS UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE 1933 ACT."

3.3          Representations and Warranties.

The CR&P Shareholders represent and warrant that:

(a)          the CR&P Shareholders are located outside the United States;

(b)          the CR&P Shareholders are not aware of any advertisement of any of the shares being issued hereunder;

(c)          the CR&P Shareholders will not acquire the shares as a result of, and will not itself engage in, any "directed selling efforts”: (as defined in Regulation S under the Securities Act) in the United States in respect of the shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the shares; provided, however, that the CR&P Shareholders may sell or otherwise dispose of the shares pursuant to registration of the shares pursuant to the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein.

3.4          Acknowledgements.

(a)          The CR&P Shareholders acknowledge and agree that Purchaser will refuse to register any transfer of the shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable state and provincial securities laws;

(b)          The CR&P Shareholders acknowledge and agree that offers and sales of any of the Shares, prior to the expiration of a period of one year after the date of transfer of the shares (the "Distribution Compliance Period"), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with all applicable securities laws;

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(c)          The CR&P Shareholders acknowledge and agree not to engage in any hedging transactions involving the Shares prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the provisions of the Securities Act; and

(d)          The CR&P Shareholders hereby acknowledge and agree to Purchaser making a notation on its records or giving instructions to the registrar and transfer agent of Purchaser in order to implement the restrictions on transfer set forth and described herein.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF CR&P

As a material inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, CR&P makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by Purchaser regardless of any investigation made or information obtained by Purchaser (unless and to the extent specifically and expressly waived in writing by Purchaser on or before the Closing Date):

4.1          Organization and Good Standing.

(a)          CR&P is a corporation duly organized, validly existing and in good standing under the laws of the Italy. CR&P is duly qualified to do business in Italy and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on CR&P.

(b)          Except as set forth in Schedule 4.1, CR&P does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

4.2          Capitalization of CR&P.

The entire authorized capital of CR&P consists of 98,000 quotas which have been duly authorized, fully paid and are nonassessable. All of the authorized capital is held of record by the stockholders listed on the shareholder list attached as Schedule 4.2.

4.3          Authorization of Transaction.

CR&P has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. On the Closing Date, this Agreement shall be duly and validly authorized by all necessary action on the part of CR&P in accordance with Applicable Laws and CR&P's Governing Documents. This Agreement constitutes the valid and legally binding obligation of CR&P, enforceable in accordance with its terms and conditions. CR&P’s sole director has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required for the consummation of the Share Exchange.

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4.4          Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the Share Exchange, by CR&P will:

(a)          violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which CR&P is subject or any provision of its Governing Documents; or

(b)          conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which CR&P is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of CR&P or on the ability of the Parties to consummate the Share Exchange.

4.5          CR&P Financial Information. Schedule 4.5 contains the unaudited combined balance sheets and statements of operations, statements of changes in stockholders’ equity and cash flow as of and for the period from January 1, 2012 to June 30, 2012 for CR&P (collectively, the “CR&P Financial Information”). The balance sheet dated as of June 30, 2012 of CR&P shall be referred to herein as the "CR&P Balance Sheet" and June 30, 2012 shall be sometimes referred to herein as the "CR&P Balance Sheet Date."

4.6          Events Subsequent to CR&P Balance Sheet.

Since the CR&P Balance Sheet Date, and except as disclosed on Schedule 4.6, there has not been, occurred or arisen, with respect to any member of CR&P:

(a)          any change or amendment in its Governing Documents;

(b)          any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(c)          any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(d)          any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(e)          any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(f)          the organization of any Subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

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(g)          any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(h)          any material sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(i)          the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(j)          any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which it is a party or by which it is bound;

(k)          any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(l)          any grant of any license or sublicense of any rights under or with respect to any material CR&P Intellectual Property;

(m)          any sale, assignment or transfer (including transfers to any employees, Affiliates or shareholders) of any material CR&P Intellectual Property;

(n)          any capital expenditure (or series of related capital expenditures) involving more than $25,000 and outside the Ordinary Course of Business;

(o)          any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 and outside the Ordinary Course of Business;

(p)          any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000;

(q)          any delay or postponement of the payment of accounts payable or other liabilities, other than those being contested in good faith;

(r)          any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $25,000 and outside the Ordinary Course of Business;

(s)          any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $1,000 individually or $5,000 in the aggregate;

(t)          the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

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(u)          any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(v)         any increase in the base compensation of any of its directors, officers, and employees that is greater than Twenty Five Thousand Dollars ($25,000) per annum;

(w)          any charitable or other capital contribution in excess of $2,500;

(x)          any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of CR&P, except as disclosed in this Agreement and the Disclosure Schedules;

(y)          any other event or occurrence that may have or could reasonably be expected to have a Material Adverse Effect on CR&P (whether or not similar to any of the foregoing); or

(z)          any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

4.7          Tax Matters.

(a)          Except as set forth on Schedule 4.7 CR&P:

(i)          has timely paid or caused to be paid all material Taxes required to be paid by it though the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

(ii)         has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of CR&P were complete and correct in all material respects; and

(iii)        has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(iv)        has not been notified by any Governmental Body that any material issues have been raised (and no such issues are currently pending) by any Governmental Body in connection with any Tax Return filed by or on behalf of CR&P; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to CR&P; no Tax liens have been filed against CR&P or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against CR&P;

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(v)         has made full and adequate accrual (A) on the CR&P Balance Sheet, and the books and records of CR&P for all income taxes currently due and all accrued Taxes not yet due and payable by CR&P for all periods ending on or prior to the CR&P Balance Sheet Date, and (B) on the books and records of CR&P for all Taxes payable by CR&P for all periods beginning after the CR&P Balance Sheet Date;

(vi)        has not incurred any liability for Taxes from and after the CR&P Balance Sheet Date other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

(vii)       has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees); and

(viii)      does not have any liability in respect of any Tax sharing agreement with any Person;

(b)          No member of CR&P has incurred any liability to make any payments either alone or in conjunction with any other payments that would constitute a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign Applicable Law related to Taxes);

(c)          No claim has been made within the last three years by any taxing authority in a jurisdiction in which CR&P does not file Tax Returns that CR&P is or may be subject to taxation by that jurisdiction;

(d)          The consummation of the Share Exchange will not trigger the realization or recognition of intercompany gain or income to CR&P or any Affiliate of CR&P under the Federal consolidated return regulations with respect to Federal, state or local taxes; and

(e)          CR&P is not currently, nor has it been at any time during the previous five years, a "U.S. real property holding corporation" and, therefore, the Shares are not "U.S. real property interests," as such terms are defined in Section 897 of the Code.

4.8          Title to Assets.

CR&P has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Business in the manner presently operated by it, as reflected in the CR&P Financial Information.

4.9          Leased Real Property.

Except as disclosed on Schedule 4.9, CR&P does not own or hold any leasehold interest in or right to use any Real Property.

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4.10        Condition of Facilities.

(a)          Use of the Real Property of CR&P for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to "permitted nonconforming" use or structure classifications. All Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Real Property of CR&P or the CR&P, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(b)          Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property used in the Business is in the possession of CR&P.

4.11        CR&P Intellectual Property.

(a)          CR&P owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) material patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet web sites, domain names and applications and registrations pertaining thereto (collectively, "CR&P Intellectual Property") that are used in the Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(b)          Except as may be evidenced by patents issued after the date hereof, there are no conflicts with or infringements of any material CR&P Intellectual Property by any third party and the conduct of the Business as currently conducted does not conflict with or infringe any proprietary right of a third party.

(c)          CR&P owns or has the right to use all software currently used in and material to the Business.

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4.12        Affiliate Transactions.

Except as set forth in Schedule 4.6, no officer, director, or employee of CR&P or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons), has any agreement with CR&P or any interest in any of their property of any nature, used in or pertaining to the Business (other than the ownership of capital stock of the corporation as disclosed in Section 4.3). None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of CR&P or in any Person from whom or to whom the CR&P leases any property or transacts business of any nature.

4.13        Powers of Attorney.

Except as described on Schedule 4.13, there are no outstanding powers of attorney executed on behalf of CR&P.

4.14        Litigation.

Except as set forth on Schedule 4.14:

(a)          there is no pending or, to CR&P's Knowledge, threatened Proceeding:

(i)           by or against CR&P or that otherwise relates to or may affect the Business which, if adversely determined, would have a Material Adverse Effect; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Share Exchange.

(b)          to the Knowledge of CR&P, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. CR&P has delivered to Purchaser copies, if any, of all pleadings, correspondence and other documents relating to each Proceeding.

(c)          there is no material Order to which CR&P, any member of the CR&P or the Business is subject; and

(d)          to the Knowledge of CR&P, no officer, director, agent or employee of CR&P is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(e)          CR&P has been and is in compliance with all of the terms and requirements of each Order to which it or the Business is or has been subject;

(f)          no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which CR&P or the Business is subject; and

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(g)          CR&P has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which CR&P or the Business is subject.

4.15        Employee Benefits.

(a)          Schedule 4.15 lists all material (i) Employee Benefit Plans of the CR&P, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of CR&P that, in the case of a plan described in (i) or (ii) above, is currently maintained by CR&P or with respect to which CR&P has an obligation to contribute, and that, in the case of an agreement described in (iii) above, is currently in effect (the “CR&P Employee Plans”).

(b)          There is no Proceeding pending or, to CR&P's Knowledge, threatened against the assets of any CR&P Employee Plan or, with respect to any CR&P Employee Plan, against CR&P, other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and to CR&P's Knowledge there is no Proceeding pending or threatened in writing against any fiduciary of any CR&P Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

(c)          Each of the CR&P Employee Plans has been operated and administered in all material respects in accordance with its terms and Applicable Law.

(d)          No director, officer, or employee of CR&P will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any CR&P Employee Plan solely as a result of consummation of the Share Exchange.

4.16        Insurance.

Schedule 4.16 is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen's compensation and other forms of insurance owned or held by or covering CR&P or all or any portion of its property and assets.

4.17        Employees.

To the Knowledge of CR&P, no officer, director, agent, employee, consultant, or contractor of CR&P is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to CR&P or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of CR&P is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of CR&P or Purchaser to conduct the Business as heretofore carried on by CR&P.

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4.18        Labor Relations.

CR&P is not a party to any collective bargaining or similar agreement. To the Knowledge of CR&P, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against CR&P by any employee of CR&P or any other Person or entity.

4.19        Legal Compliance.

To the Knowledge of CR&P, CR&P is in material compliance with all Applicable Laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over CR&P , including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

4.20        Brokers' Fees.

CR&P has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Share Exchange for which CR&P could become liable or obligated.

4.21        Undisclosed Liabilities.

To the Knowledge of CR&P, CR&P does not have any liability (and to the Knowledge of CR&P, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for:

(a)          liabilities reflected or reserved against in the CR&P Balance Sheet; or

(b)          liabilities which have arisen in the Ordinary Course of Business since the CR&P Balance Sheet Date.

4.22        Disclosure.

The representations and warranties of CR&P contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

ARTICLE V. REPRESENTATIONS AND WARRANTEES OF PURCHASER

As a material inducement for CR&P to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by CR&P regardless of any investigation made or information obtained by CR&P (unless and to the extent specifically and expressly waived in writing by CR&P on or before the Closing Date):

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5.1          Representations of Purchaser Concerning the Transaction.

(a)          Organization and Good Standing

(i)           Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Nevada. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Purchaser.

(ii)         Purchaser has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

(b)          Authorization of Transaction. Purchaser has the corporate power to execute, deliver and perform this Agreement, the Related Agreements, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its Governing Documents or otherwise, to authorize the execution, delivery, and performance of this Agreement and such related documents. The execution and delivery of this Agreement has been approved by the Board of Directors of Purchaser. This Agreement is a valid obligation of Purchaser and is legally binding on Purchaser in accordance with its terms.

(c)          Capitalization of Purchaser. The entire authorized capital stock of Purchaser consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. There are 17,873,563 shares of Purchaser Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. All issued and outstanding shares of Purchaser Common Stock have been duly authorized, are validly issued, fully paid and nonassessable. Except as disclosed to CR&P prior to Closing, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Purchaser is a party or which are binding upon Purchaser providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Purchaser.

(d)          Noncontravention. Neither the execution and delivery of this Agreement, nor consummation of the Share Exchange, will:

(i)           violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Purchaser is subject or any provision of its Governing Documents; or

(ii)         conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Purchaser or on the ability of the Parties to consummate the Share Exchange.

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5.2          Representations of Purchaser Concerning the Purchaser.

(a)          Affiliate Transactions. No officer, director, or employee of Purchaser or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons), has any agreement with Purchaser or any interest in any of their property of any nature, used in or pertaining to the Purchaser Business. None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Purchaser or in any Person from whom or to whom Purchaser leases any property or transacts business of any nature.

(b)          Purchaser Financial Information. Schedule 5.2(b) shall include the following financial information (collectively, the “Purchaser Financial Information”):

(i)           audited balance sheet and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal years ended November 30, 2011 and 2010 for Purchaser;

(ii)         unaudited balance sheet and statements of income, changes in stockholders' equity and cash flow as of and for the three and nine months ended August 31, 2012; and

(iii)        the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Purchaser maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom, as listed on Schedule 5.2(b).

The unaudited balance sheet as of August 31, 2012 of Purchaser shall be referred to herein as the "Purchaser Balance Sheet" and August 31, 2012 shall be sometimes referred to herein as the "Purchaser Balance Sheet Date." Purchaser Financial Information presents fairly the financial condition of Purchaser as of such dates and the results of operations of Purchaser for such periods, in accordance with GAAP and are consistent with the books and records of Purchaser (which books and records are correct and complete).

(c)          Events Subsequent to Purchaser Balance Sheet. Since the Purchaser Balance Sheet Date and not otherwise stated in this Agreement, there has not been, occurred or arisen, with respect to Purchaser:

(i)           any change or amendment in its Governing Documents;

(ii)         any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(iii)        any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

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(iv)        any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(v)         any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(vi)        the organization of any Subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(vii)       any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(viii)      any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ix)         the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(x)          any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), involving more than $10,000 to which it is a party or by which it is bound;

(xi)         any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(xii)        any grant of any license or sublicense of any rights under or with respect to any Purchaser Intellectual Property;

(xiii)       any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Purchaser Intellectual Property;

(xiv)      any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

(xv)       any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

(xvi)      any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000;

(xvii)     any delay or postponement of the payment of accounts payable or other liabilities;

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(xviii)    any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $25,000 and outside the Ordinary Course of Business;

(xix)       any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $500 individually or $2,500 in the aggregate;

(xx)        the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(xxi)       any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xxii)      any increase in the base compensation of any of its directors, officers, and employees;

(xxiii)     any charitable or other capital contribution in excess of $2,500;

(xxiv)    any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Purchaser, except as disclosed in this Agreement and the Disclosure Schedules;

(xxv)     any other event or occurrence that may have or could reasonably be expected to have an Material Adverse Effect on Purchaser (whether or not similar to any of the foregoing); or

(xxvi)    any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

(d)          Intercompany Gain as Result of Transaction. The consummation of the Share Exchange will not trigger the realization or recognition of intercompany gain or income to Purchaser under the Federal consolidated return regulations with respect to Federal, state or local Taxes; and

(e)          Title to Assets. Purchaser has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Purchaser Business in the manner presently operated by Purchaser, as reflected in the Purchaser Financial Information.

(f)          Real Property. Except as set forth in Schedule 5.2(f) Purchaser does not own or hold an ownership interest in any Real Property.

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(g)          Leased Real Property. Except as set forth in Schedule 5.2(g), Purchaser does not own or a leasehold interest in any Real Property.

(h)          Condition of Facilities.

(i)           Use of the Real Property of Purchaser for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. To the Knowledge of Purchaser, no part of any Improvement encroaches on any real property not included in the Real Property of Purchaser, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(ii)         Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 5.2(h)(ii), all Tangible Personal Property used in the Purchaser Business is in the possession of Purchaser.

(i)          Purchaser Intellectual Property.

(i)           Purchaser owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto (collectively, “Purchaser Intellectual Property”) that are used in the Purchaser Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(ii)         Purchaser owns or has the right to use all software currently used in and material to the Purchaser Business.

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(j)          SEC Reports and Financial Statements. Purchaser has filed with the SEC all reports and other filings required to be filed by Purchaser in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the “Purchaser SEC Reports”). As of their respective dates, Purchaser SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such Purchaser SEC Reports and, except to the extent that information contained in any Purchaser SEC Report has been revised or superseded by a later Purchaser SEC Report filed and publicly available prior to the date of this Agreement, none of the Purchaser SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in Purchaser SEC Reports were prepared from and are in accordance with the accounting books and other financial records of Purchaser, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Purchaser SEC Reports, Purchaser has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the Ordinary Course of Business since the Purchaser Balance Sheet Date.

(k)          Contracts. Purchaser has delivered or will, prior to Closing, deliver to CR&P a correct and complete copy of each material contract (the “Purchaser Contracts”). Except as disclosed to CR&P prior to Closing (i) Purchaser has fully complied with all material terms of Purchaser Contracts; (ii) to the Knowledge of Purchaser, other parties to Purchaser Contracts have fully complied with the terms of Purchaser Contracts; and (iii) there are no disputes or complaints with respect to nor has Purchaser received any notices (whether oral or in writing) that any other party to Purchaser Contracts is terminating, intends to terminate or is considering terminating, any of Purchaser Contracts.

(l)           Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Purchaser.

(m)          Litigation. Except as set forth in Schedule 5.2(m):

(i)                There is no pending or, to Purchaser’s Knowledge, threatened Proceeding:

(A)         by or against Purchaser or that otherwise relates to or may affect the Purchaser Business which, if adversely determined, would have a Material Adverse Effect; or

(B)         that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Share Exchange.

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To the Knowledge of Purchaser, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(ii)                Except as set forth in Schedule 5.2(m)):

(A)         there is no material Order to which Purchaser or the Purchaser Business is subject; and

(B)         to the Knowledge of Purchaser, no officer, director, agent or employee of Purchaser is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Purchaser Business.

(iii)              Except as set forth in Schedule 5.2(m):

(A)         Purchaser has been and is in compliance with all of the terms and requirements of each Order to which it or the Purchaser Business is or has been subject;

(B)         No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Purchaser or the Purchaser Business is subject; and

(C)         Purchaser has not received any notice, or received but subsequently resolved to the satisfaction of the Governmental Body or other Person (evidence of such approval is attached as Schedule 5.2(m)(iii)(C)), or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Purchaser or the Purchaser Business is subject.

(n)          Employee Benefits.

(i)           Purchaser has no (i) Employee Benefit Plans, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Purchaser, in the case of a plan described in (i) or (ii) above, that is currently maintained by Purchaser or with respect to which Purchaser has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Purchaser Employee Plans”).

(ii)         No director, officer, or employee of Purchaser will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Purchaser Employee Plan solely as a result of consummation of the Share Exchange.

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(o)          Insurance. Schedule 5.2(o) is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen's compensation and other forms of insurance owned or held by or covering Purchaser or all or any portion of its property and assets.

(p)          Employees. David Ben Bassat is the sole employee of Purchaser and he presently does not receive any compensation for his services. To the Knowledge of Purchaser, no officer, director, agent, employee, consultant, or contractor of Purchaser is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Purchaser Business or (ii) to assign to Purchaser or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Purchaser is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Purchaser to conduct the Purchaser Business.

(q)          Labor Relations. Purchaser is not a party to any collective bargaining or similar agreement. To the Knowledge of Purchaser, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Purchaser by any employee of Purchaser or any other person or entity.

(r)          Legal Compliance. To the Knowledge of Purchaser, Purchaser is in material compliance with all Applicable Laws of any Governmental Bodies having jurisdiction over Purchaser, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

(s)          Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Share Exchange for which Purchaser could become liable or obligated.

(t)          Undisclosed Liabilities. Purchaser has no liability (and to the Knowledge of Purchaser, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(i)           liabilities reflected or reserved against in the Purchaser Balance Sheet; or

(ii)         liabilities which have arisen in the Ordinary Course of Business since the date of the Purchaser Balance Sheet.

(u)          Disclosure. The representations and warranties of Purchaser contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

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ARTICLE VI. ACCESS TO INFORMATION AND DOCUMENTS

6.1          Access to Information.

Between the date hereof and the Closing Date, each Party will give to the other and its counsel, accountants and other Representatives full access to all the properties, documents, contracts, personnel files and other records and shall furnish copies of such documents and with such information with respect to its affairs as may from time to time be reasonably requested. Each Party will disclose to the other and make available to such Party and its Representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of CR&P or Purchaser, as the case may be. In addition, CR&P shall make available to Purchaser all such banking, investment and financial information as shall be necessary to allow for the efficient integration of CR&P's banking, investment and financial arrangements with those of Purchaser at the Closing. Access of Purchaser pursuant to the foregoing shall be granted at a reasonable time and upon reasonable notice.

6.2          Effect of Access.

(a)          Nothing contained in this Article VI shall be deemed to create any duty or responsibility on the part of either Party to investigate or evaluate the value, validity or enforceability of any Contract or other asset included in the assets of the other Party.

(b)          With respect to matters as to which any Party has made express representations or warranties herein, the Parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such Parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

ARTICLE VII. COVENANTS

7.1          Preservation of Business.

(a)          Prior to the Closing or the termination of this Agreement, CR&P will use its Best Efforts to preserve the Business, to keep available to Purchaser the services of the present employees of CR&P, and to preserve for Purchaser the goodwill of the suppliers, customers and others having business relations with CR&P. CR&P shall conduct its Business only in the Ordinary Course of Business, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without Purchaser’s prior written consent (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.

(b)          [Intentionally omitted.]

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7.2          Current Information.

(a)          During the period from the date of this Agreement to the Closing, each Party hereto shall promptly notify each other Party of any (i) significant change in the normal course of business or operations of its business, (ii) Proceeding (or communications indicating that the same may be contemplated), or the institution or threat or settlement of Proceedings, in each case involving such Party, the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Party, taken as a whole or (iii) event which such Party reasonably believes could be expected to have a Material Adverse Effect on the ability of any Party to consummate the Share Exchange.

(b)          During the period from the date of this Agreement to the Closing, Purchaser shall promptly notify CR&P of any correspondence received from the SEC and shall deliver a copy of such correspondence to CR&P.

7.3          Material Transactions.

Prior to the Closing, neither CR&P nor Purchaser will (other than (i) as contemplated by the terms of this Agreement and the Related Agreements, (ii) with respect to transactions for which there is a binding commitment existing prior to the date hereof disclosed in the Disclosure Schedules, and (iii) transactions described on Schedule 7.3 which do not vary materially from the terms set forth on such Schedule 7.3, or in the Ordinary Course of Business without first obtaining the written consent of the other Parties):

(a)          declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property;

(b)          amend its Governing Documents or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person;

(c)          except pursuant to options, warrants, conversion rights or other contractual rights, issue any shares of its capital stock or share capital or any options, warrants or other rights to subscribe for or purchase such common or share capital or other capital stock or any securities convertible into or exchangeable for any such common, share capital or other capital stock;

(d)          directly redeem, purchase or otherwise acquire any of its common or other capital stock;

(e)          effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

(f)          enter into any employment contract which is not terminable upon notice of ninety (90) days or less, at will, and without penalty except as provided herein or grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension or other Employee Benefit Plan, agreement, payment or agreement under, to, for or with any of such officers or employees;

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(g)          make any payment or distribution to the trustee under any bonus, pension, profit sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with such Party's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, options, executive incentive compensation, pensions, deferred compensation, retirement payments, profit sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate or modify any plan;

(h)          prepay any debt in excess of Twenty Five Thousand Dollars ($25,000), borrow or agree to borrow any amount of funds except in the Ordinary Course of Business or, directly or indirectly, guarantee or agree to guarantee obligations of others, or fail to pay any monetary obligation in a timely manner prior to delinquency;

(i)          enter into any agreement, contract or commitment having a term in excess of three (3) months or involving payments or obligations in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate, except in the Ordinary Course of Business;

(j)          amend or modify any material Contract;

(k)          agree to increase the compensation or benefits of any employee (except for normal annual salary increases in accordance with past practices);

(l)          place on any of its assets or properties any pledge, charge or other Encumbrance, except as otherwise authorized hereunder, or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the Ordinary Course of Business or as otherwise disclosed herein;

(m)          guarantee the obligation of any person, firm or corporation, except in the Ordinary Course of Business;

(n)          make any loan or advance in excess of Twenty-Five Thousand Dollars ($25,000) or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

(o)          sell or otherwise dispose of any Real Property or any material amount of any tangible or intangible personal property other than leasehold interests in closed facilities, except in the Ordinary Course of Business;

(p)          commit any act or fail to do any act which will cause a Breach of any Contract and which will have a Material Adverse Effect on its business, financial condition or earnings;

(q)          violate any Applicable Law which violation might have a Material Adverse Effect on such Party;

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(r)          purchase any real or personal property or make any other capital expenditure where the amount paid or committed is in excess of Twenty-Five Thousand Dollars ($25,000) per expenditure;

(s)          except in the Ordinary Course of Business, enter into any agreement or transaction with any of such Party's Affiliates; or

(t)          engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of such Party contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

7.4          Public Disclosures.

Purchaser and CR&P will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by Applicable Law. The Parties shall issue a joint press release, mutually acceptable to CR&P and Purchaser, promptly upon execution and delivery of this Agreement.

7.5          Confidentiality.

Purchaser and CR&P shall hold, and shall use their Best Efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information, and each Party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

ARTICLE VIII. CONDITIONS TO CLOSING

8.1          Mutual Conditions.

The respective obligations of each Party to affect the Share Exchange shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Purchaser and CR&P:

(a)          None of Purchaser, or CR&P shall be subject to any Order by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Share Exchange or (ii) would impose any material limitation on the ability of Purchaser effectively to exercise full rights of ownership of the common stock of CR&P or any material portion of the assets or Business, taken as a whole.

(b)          No statute, rule or regulation, shall have been enacted by any Governmental Body that makes the consummation of the Share Exchange illegal.

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(c)          Purchaser and CR&P shall have received all Consents of Third Parties that are required of such Third Parties prior to the consummation of the Share Exchange, in form and substance acceptable to Purchaser or CR&P, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a Material Adverse Effect.

8.2          Conditions to the Obligations of Purchaser.

The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a)          The representations and warranties of CR&P contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date, and each of the representations and warranties of CR&P that are not so qualified shall be true in all material respects on and as of the Closing Date.

(b)          CR&P shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by CR&P at or prior to the Closing.

(c)          There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order that (a) restrains or prohibits the consummation of the Share Exchange, (b) could have a Material Adverse Effect on Purchaser's ability to exercise control over or manage the CR&P after the Closing or (c) could have a Material Adverse Effect on CR&P.

(d)          On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Share Exchange.

(e)          The CR&P Board and CR&P Stockholders shall have given all necessary approvals and consents required under the laws of Italy in approval of this transaction.

(f)          The Related Agreements to which CR&P is a party and all other documents to be delivered by CR&P to Purchaser at the Closing shall be satisfactory in form and substance to Purchaser.

(g)          All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of Purchaser Counsel, in connection with (a) the execution and delivery by CR&P of this Agreement and the Related Agreements to which it is a Party or (b) the consummation by CR&P of the Share Exchange and copies of all such Consents shall have been delivered to Purchaser.

8.3          Conditions to the Obligations of CR&P.

The obligations of CR&P and the CR&P Shareholders under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

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(a)          The representations and warranties of Purchaser contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for such representations and warranties made as of a specific date which shall be true as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Purchaser that are not so qualified shall be true in all material respects on and as of the Closing Date (except for such representations and warranties made as of a specific date which shall be true in all material respects as of such date).

(b)          Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser at or prior to the Closing.

(c)          There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order, that (a) restrains or prohibits the consummation of the Share Exchange or (b) could have a Material Adverse Effect on Purchaser.

(d)          On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Share Exchange.

(e)          The Related Agreements to which Purchaser is a party and all other documents to be delivered by Purchaser to CR&P at the Closing shall be satisfactory in form and substance to CR&P.

(f)          All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of counsel to CR&P, in connection with (a) the execution and delivery by Purchaser of this Agreement or the Related Agreements to which either of them is a party, and (b) the consummation by Purchaser of the transactions contemplated hereby or thereby, and copies of all such Consents shall have been delivered to CR&P.

(g)          [Intentionally omitted.]

(h)          Purchaser shall deliver to each CR&P Shareholder a certificate evidencing ownership of the Shares described in Section 3.2.

(i)          The stockholders of Purchaser shall have given all necessary approvals and consents required under NRS.

(j)          The Share Exchange shall qualify as a tax-free transaction to each of Purchaser, CR&P and CR&P's stockholders.

(k)          As of the Closing Date, Purchaser shall not have any debts or liabilities that are not disclosed in the Purchaser SEC Reports and shall not have any Security Interests or Encumbrances recorded against its properties or assets.

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ARTICLE IX. SURVIVAL OF REPRESENTATIONS

All representations and warranties made by any Party in this Agreement or pursuant hereto, as modified by any Disclosure Schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall survive the Closing and any investigation made by or on behalf of any Party for a period of one (1) year following the Closing Date. All statements contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of Sections 9.1, 8.2(a), and 8.3(a). The right to any remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

ARTICLE X. TERMINATION, AMENDMENT AND WAIVER

10.1        Termination. This Agreement may be terminated at anytime prior to the Closing:

(a)          by mutual written consent of Purchaser and CR&P;

(b)          by Purchaser or CR&P:

(i)           if the Share Exchange shall not have been consummated on or before December 31, 2012, unless the failure to consummate the Share Exchange is the result of a willful and material Breach of this Agreement by the Party seeking to terminate this Agreement;

(ii)         if any court of competent jurisdiction or other Governmental Body shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Share Exchange and such order, decree, ruling or other action shall have become final and non-appealable;

(iii)        in the event of a Breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within ten (10) days after the giving of written notice to the breaching Party of such Breach (provided that the terminating Party is not then in Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(iv)        in the event that (i) all of the conditions to the obligation of such Party to effect the Share Exchange set forth in Section 8.1 shall have been satisfied and (ii) any condition to the obligation of such Party to effect the Share Exchange set forth in Section 8.2 (in the case of Purchaser) or Section 8.3 (in the case of CR&P) is not capable of being satisfied prior to the end of the period referred to in Section 10.1(b)(i); or

(v)         if there shall have occurred prior to the Closing changes in Applicable Law that, in the aggregate, shall have a Material Adverse Effect on either Party.

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10.2        Effect of Termination.

In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party except to the extent that such termination results from the willful and material Breach by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which case the terminating Party shall have the right to pursue any remedies available to it at law or in equity.

10.3        Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.4        Extension; Waiver.

At any time prior to the Closing, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

10.5        Procedure for Termination, Amendment Extension or Waiver.

A termination of this Agreement pursuant to Section 10.1, an amendment of this Agreement pursuant to Section 10.3, or an extension or waiver pursuant to Section 10.4 shall, in order to be effective, require in the case of Purchaser or CR&P, action by its Board of Directors or the duly authorized designee of the Board of Directors.

ARTICLE XI. MISCELLANEOUS

11.1        Notices.

Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to Purchaser:

Antonio Conte

Viale Bruno Buozzi, 83 – 00197 Rome, Italy

With a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

34

New York, New York 10036

Attention Christopher S. Auguste

Telephone: (212) 715-9265

Facsimile: (212) 715-8000

If to CR&P:

Filippo Fucile

Viale Bruono Buozzi, 83 – 00197 Rome, Italy

Telephone: +39.06.80691582

Facsimile: +39.06.2846441

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

11.2        Further Assurances.

Each Party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

11.3        Governing Law.

This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Nevada, applied without giving effect to any conflicts-of-law principles.

11.4        Commissions.

Each of the Parties hereto represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission in connection with the Share Exchange. Each of the Parties hereto shall pay or discharge, and shall indemnify and hold the other harmless from and against, all claims or liabilities for brokerage commissions or finder's fees incurred by reason of any action taken by it.

11.5        Captions.

The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

11.6        Integration of Exhibits and Schedules.

All Exhibits and Disclosure Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

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11.7        Entire Agreement.

This Agreement, the Related Agreements, including all Exhibits and Disclosure Schedules attached hereto and thereto contain the entire agreement of the Parties and supersede any and all prior or contemporaneous agreements between the Parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the Party or Parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

11.8        Expenses.

Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

11.9        Counterparts.

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

11.10      Binding Effect.

This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No Party may assign any right or obligation hereunder without the prior written consent of the other Parties.

11.11      No Rule of Construction.

The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party's role in drafting this Agreement.

[REMINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Purchaser and CR&P have caused this Share Exchange Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.

SOUTHERN STATES SIGN COMPANY

By:	/s/ Filippo Fucile
Name: Filippo Fucile
Title: Principal Financial Officer

CONTE ROSSO & PARTNERS S.R.L.

By:	/s/ Antonio Conte
Name: Antonio Conte
Title: Chief Executive Officer

Signature Page of Purchaser and CR&P to the Share Exchange Agreement

IN WITNESS WHEREOF, the shareholders of CR&P have executed this Share Exchange Agreement as of the day and year first above written.

/s/ Antonio Conte
Name: Antonio Conte
(Partner, 50%)

/s/ Maddalena Olivieri
Name: Maddalena Olivieri
(Partner, 50%)

Signature Page of CR&P Shareholders to the Share Exchange Agreement

Exhibit 2.5

Form of Split-Off Agreement

(See Attached)

ASSIGNMENT OF ASSETS AGREEMENT

THIS ASSIGNMENT OF ASSETS AGREEMENT (this “Agreement”) is entered into as of this [____] day of [__] 2012, by and between Southern States Sign Company (“Assignor”) and David Ben Bassat (“Assignee”).

WITNESSETH:

A. Assignor engages in the business of finding suitable locations for billboard signs, signing leases with the property owners to build billboards on the property, contracting with a construction company to build billboards, and selling the billboard space to advertisers (the “Business”) and owns assets and property that relate to the Business (the “Assets”).

B. Assignor owes Assignee $___________ in connection with advances to Assignor for professional services paid to Assignor’s auditors and legal professionals (the “Related Party Indebtedness”).

C. Assignor desires to assign the Business and the Assets to Assignee and Assignee desires to receive from Assignor the Business and the Assets pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1. ASSIGNMENT OF BUSINESS AND ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Assignor hereby sells, assigns, transfers and conveys the Business and the Assets to Assignee, and Assignee hereby purchases, obtains and acquires the Business and the Assets form Assignor.

2. PURCHASE PRICE. In consideration of and in exchange for the sale, assignment, transfer and conveyance of the Business and the Assets, Assignee agrees to cancel and release Assignor in connection with any obligations owned to Assignee for the Related Party Indebtedness and further agrees to cancel and return to treasury 15,000,000 shares of the Assignor.

3. CLOSING. Subject to the satisfaction of the conditions set forth in this Agreement and compliance with the other provisions hereof, the closing of the transaction contemplated by this Agreement (the “Closing”) shall occur at such place and time as shall be mutually agreeable to the parties hereto (the "(Closing Date").

4. ASSIGNMENT OF THE BUSINESS AND THE ASSETS. From and after the Closing, all equitable and legal rights, title and interests in and to the Business and the Assets shall be owned, held and exercised by Assignee.

5. CANCELLATION OF RELATED PARTY INDEBTEDNESS. From and after the Closing, Assignee will take all action and execute all documents necessary to ensure that the Related Party Indebtedness in Assignor is extinguished.

6. REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

(a) Assignee represents and warrants to Assignor that (i) Assignee is the absolute owner of the Related Party Indebtedness and has good and marketable title thereto, free and clear of any liens, pledges, claims, security interests, encumbrances, charges, options and restrictions of any kind whatsoever, (ii) Assignee has full right, power and authority to extinguish the Related Party Indebtedness as provided herein, and (iii) this Agreement constitutes the valid and legally binding obligation of Assignee, enforceable in accordance with its terms and conditions.

(b) Assignor represents and warrants to Assignee that (i) Assignor is the absolute owner of the Business and the Assets and has good and marketable title thereto, free and clear of any liens, pledges, claims, security interests, encumbrances, charges, options and restrictions of any kind whatsoever, (ii) Assignee has full right, power and authority to sell the Business and the Assets as provided herein, and (iii) this Agreement constitutes the valid and legally binding obligation of Assignor, enforceable in accordance with its terms and conditions

7. CONDITIONS TO OBLIGATIONS OF ASSIGNEE. The obligation of Assignee to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a) On the Closing Date, Assignor shall be the sole legal and beneficial owner of the Business and the Assets, free and clear of all claims, liens, mortgages, charges, security interests, encumbrances and other restrictions and limitations of any kind and nature whatsoever.

(b) By the Closing Date, any and all necessary consents, authorizations, orders or approvals for transfer of the Interest shall have been obtained.

(c) Neither the execution or delivery of this Agreement nor the performance of its obligations hereunder will conflict with or result in a breach of or constitute a default under or result in the creation of or an imposition of a lien upon any of the properties or assets of Assignor or any agreement to which Assignor may be a party or by which its property or assets may be subject.

8. CONDITIONS TO OBLIGATIONS OF ASSIGNOR. The obligation of Assignor to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a) On the Closing Date, Assignee shall be the sole legal and beneficial owner of the Related Party Indebtedness, free and clear of all claims, liens, charges, security interest, encumbrances and other restrictions and limitations of any kind or nature whatsoever.

(b) On the Closing Date, any and all necessary consents, authorizations, orders or approvals for the extinguishment of the Related Party Indebtedness shall have been obtained.

(c) Neither the execution or delivery of this Agreement nor the performance of its obligation hereunder will conflict with or result in a breach of or constitute a default under or result in the creation of or an imposition of a lien upon any of the properties or assets of Assignee or any agreement to which Assignee may be a party or by which it property or assets may be subject.

9. INDEMNIFICATION. Assignee shall indemnify and hold harmless Assignor, and shall reimburse the Assignor for, any loss, liability, claim, obligation, cost, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) or diminution of value (collectively, “Claims”) included in, related to, as a result of, arising from or in connection with (a) the liabilities of the Assignor, or (b) any inaccuracy in any of the representations and warranties of Assignee in this Agreement. Assignee hereby agrees to defend Assignor at Assignee’s expense from and against any such Claims, and Assignee hereby releases and forever discharges Assignor from any loss, liability, claim, obligation, cost, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) or diminution of value with respect to any such Claims.

10. MISCELLANEOUS.

(a) This Agreement represents the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements with respect thereto, whether written or oral.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard, however, to such jurisdiction's principles of conflict of laws.

(c) This Agreement may be executed in counterpart originals, each of which shall be an original, but all of which shall constitute only one Agreement. A facsimile signature of any party will be binding on that party, and any facsimile communication shall be immediately followed by a hard copy containing such signature.

DATED as of the date first written above:

“Assignee” _______________________ David Ben Bassat	“Assignor” Southern States Sign Company _________________________ By: Antonio Conte Its: President

Schedule 2.1

Shares of Purchaser to Be Issued to CR&P Shareholders

Shareholder Names to Appear on New Certificates	Number of New Shares to CR&P Shareholders
Antonio Conte	10,625,000
Maddalena Olivieri	10,625,000
Total	21,250,000

Schedule 2.4(a)

Appointees to Board of Directors of Purchaser Post Closing

Giancarlo Lanna

Marco Milli

Charlie Gargano

Dottie Herman

Schedule 2.4(b)

Officers of Purchaser Post Closing

Antonio Conte – Chief Executive Officer

Giuseppe Cagiati – Chief Operating Officer

Filippo Fucile – Principal Financial Officer

Domenico Ballo – VP of Administration and Secretary

Giovanni Marraffa – VP of Control

Schedule 4.1

Entities Controlled by CR&P

(See Attached)

Conte Rosso & Partners Srl Group

	copany name	domicile	sole director	shareholders' equity (€)	shareholders		date of incoroporation
1	CONTE ROSSO & PARTNERS SRLb(formerly All Real Estate)	Viala Bruno Buozzi, 83 - 0019 7 Roma	CONTE ANTONIO	98.000,00	CONTE ANTONIO MADDALENA OLIVIERI	50 50	9/11/2005
2	ARAL IMMOBILIARE SRL	Viala Bruno Buozzi, 83 - 0019 7 Roma	ANTONIO CONTE	10.000,00	CONTE ROSSO & PARTNERS SRL	100	17/11/05
3	BRUNO BUOZZI IMM.RE SRL (IN LIQUIDAZIONE) I	Viala Bruno Buozzi, 83 - 0019 7 Roma	GIUSEPPE CAGIATI	10.000,00	ARAL IMM.RE SRL MADDALENA OLIVIERI	90 10	14/11/07
4	CRP SERVICE SOC CONS A R.L.	Viala Bruno Buozzi, 83 - 0019 7 Roma	CONTE ANTONIO	14.000,00	8+23 IMMOBILIARE CONTE ROSSO & PARTNERS SRL ARAL IMM.RE SRL AROS CARCIANO IMMOBILIARE MASOLEDO SRL ENITAL GALZIGNANO TERME GOLF & RESORT INVESTIMENTI IMMOBILIARI INVESTIMENTI INDUSTRIALI TRIESTINI PRENESTE REAL ESTATE PRIMESINT RIPA HOTEL & RESORT SOUTHERN STATES SIGN Co	7,15	20/3/12
						7,15
						7,15
						7,15
						7,15
						7,15
						7,15
						7,15
						7,15
						7,15
						7,15
						7,15
						7,15
						7,15
5	GALZIGNANO TERME GOLF & RESORT SPA	Viala Bruno Buozzi, 83 - 0019 7 Roma	CONTE ANTONIO	3.000.000,00	CONTE ROSSO & PARTNERS SRL ARAL IMM.RE SRL	85 15	10/2/2009
6	TERME DI GALZIGNANO SpA	Viala dells Terme, 82 - 35030 Galzignano Terme - Padova	CAGIATI GIUSEPPE	7.352.000,00	GALZIGNANO TERME GOLF & RESORT	100	11/7/1969
	MASSERIA SANTO SCALONE HOTEL E RESORT SRL	Viala Bruno Buozzi, 83 - 0019 7 Roma	CONTE ANTONIO	10.000,00	CONTE ROSSO & PARTNERS SRL	100	23/5/12
8	PRIMESINT SRL [2]	Viala Bruno Buozzi, 83 - 0019 7 Roma	CONTE ANTONIO	25.000,00	CONTE ROSSO & PARTNERS SRL DAVIDELO SOLE	70 30	8/5/2003
9	RIPA HOTEL & RESORT SRL	Viala Bruno Buozzi, 83 - 0019 7 Roma	FEDERICO COLIZZI	50.000,00	ARAL IMM.RE SRL	100	31/1/08

Schedule 4.2

CR&P Shareholders

Number of Quotas Held in CR&P
Antonio Conte	€49,000.00
Maddalena Olivieri	€49,000.00
Total	€98,000.00

Schedule 4.5

CR&P Financial Information

See attached Financial Statements

		30-06-12
	Notes	US GAAP Statement (Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents		1.286
Net trade and other receivables		10.112
Trade receivables		10.988
Other receivables		2.244
Trade and other receivables total		13.232
Less allowance for doubtful accounts	1	(3.120)
Related parties receivables	2	1.930
Tax receivables		3.099
Advance payment on purchase and other current assets	3	2.000
Advance payment on purchase of properties		1.850
Current maturity of deferred tax assets, net
Other current assets		150
Available-for-sale assets		2.428
Marketable debt securities	4
Real estate held for resale	5	2.428
Investment in associates	6
Total current assets		20.855

NON-CURRENT ASSETS
Investment in other companies	7	387

Net properties, plant and equipment	8	91.098
Properties, plant and equipment		112.457
Less accumulated depreciation		(21.359)
Goodwill	9	1.565
Net other intangible assets	10	1.405
Other intangible assets		1.544
Less accumulated amortization		(139)
Other non-current assets		9.144
Related parties non-current loans	2	2.547
Other financial assets	11	254
Deferred tax assets
Accruals and deferred costs		274
Other non-current receivables	12	6.069
Total non-current assets		103.599
Total assets		124.454

CONTE ROSSO & PARTNERS S.R.L. GROUP

CONSOLIDATED BALANCE SHEET

€/000

		30-06-12
	Notes	US GAAP Statement (Unaudited)
LIABILITIES and EQUITY
CURRENT LIABILITIES
Bank overdrafts	13	10.605
Current maturities of long term loans	13	11.386
Trade payables		7.116
Related parties payables	2	257
Tax payables		2.326
Other current liabilities		11.241
Other payables		9.992
Accruals and deferred income		599
Other current liabilities		650
Total current liabilities		42.931

NON-CURRENT LIABILITIES
Long term loans	13	47.077
Shareholder’s loans	14	2.644
Severance indemnity fund		19
Other non-current liabilities		300
Other provisions		284
Deferred tax liabilities		10
Other non-current payables		6
Total non-current liabilities		50.040
Total liabilities		92.971
EQUITY
Common shares		98
Reserves		3.385
Retained earnings / (Accumulated loss)		27.286
Net comprehensive loss of period		(1.396)
Equity attributable to owners of Conte Rosso & Partners S.r.l.		29.373
NON-CONTROLLING INTERESTS IN THE CONSOLIDATED SUBSIDIARIES		2.110
Total liabilities, equity and non-controlling interests		124.454

CONTE ROSSO & PARTNERS S.R.L. GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

€/000

30-06-12
US GAAP Statement (Unaudited)
Revenue from operations	3.003
Operating costs and expenses
Operating costs	(981)
Administrative and other costs	(494)
EBITDA	1.528

Amortization and depreciation	(1.312)
Interest expenses	(1.688)
Operating Loss	(1.472)
Other income / (loss)
Interest income/(loss)	(10)
Other income/(loss)
Total other income / (loss)	(10)
Loss from continuing operations, before income taxes	(1.482)
Income taxes	(76)
Net loss for the year	(1.559)

STATEMENT OF COMPREHENSIVE LOSS €/000
Net loss for the year	(1.559)

Total comprehensive loss for the year	(1.559)
- Net loss attributable to owners of Conte Rosso & Partners S.r.l.	(1.395)
- Net loss attributable to non-controlling interests in the consolidated subsidiaries	(164)

CONTE ROSSO & PARTNERS S.R.L. GROUP CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY
€/000	Common shares	Reserves	Retained earnings/ (accumulated loss)	Net comprehensive loss of period	Equity attributable to non-controlling Interests	TOTAL EQUITY
Loss allocation			(2.964)	2.964
Total comprehensive loss for the year				(1.396)	(164)	(1.560)
Transactions with owners
Reserve write-off to cover losses		(20)	20
Changes in partnerships			746		1.314	2.060
Spin-off reserve			4.487		499	4.985
Additional paid-in capital					421	421
Total transactions with owners		(20)	5.253		2.233	7.466
Total equity at June 30, 2012	98	3.385	27.286	(1.396)	2.110	31.483

30-06-12
€/000	US GAAP Statement (Unaudited)
Cash Flows from Operating Activities
Net Loss	(1.559)

Depreciation and amortization of non-current assets	1.312
Allowance and depreciation for doubtful accounts	28
Change in deferred taxes	1
Other non-cash adjustments

Cash flows from operations before changes in assets and liabilities	(218)
Changes in assets and liabilities
Change in Real Estate held for resale	5.935
Change in trade receivables	278
Change in related parties receivables	(403)
Change in other receivables	(653)
Change in advance payment on purchase of properties	4.600
Change in other assets	87
Change in trade payables	(2.779)
Change in related parties payables	(350)
Change in other payables	22
Change in income current taxes	312
Change in other liabilities	(102)
Net cash provided by Operating Activities (A)	6.729

Cash Flows from Investing Activities
Purchase of intangible assets
Proceeds from sale of intangible assets	32
Payment for purchase of properties, plant and equipment
Proceeds from sale of properties, plant and equipment	1.421
Payments for purchase of associates and other company
Proceeds from sale of associates and other company	0
Dividends received
Payment for financial investing activity	0
Other investing change	(1.590)
Net cash used in investing activities (B)	(137)
Cash Flows from Financing Activities
Net borrowings from bank overdrafts	273
Principal payments under financial lease obligation
Net proceeds from issuance of long-term debt
Net proceeds from issuance of shareholders loan	404
Net repayment of long-term debt	(6.949)
Proceeds from issuance of common stock	0
Proceeds from paid-in capital	421
Capital reimbursement
Dividends paid
Other financing change
Net cash provided by Financing Activities (C)	(5.851)
Net Increase/(decrease) in Cash and Cash Equivalents (A+B+C)	741

Cash and cash equivalents at beginning of the year	545

Cash and cash equivalents at end of the year	1.286

Schedule 4.6

Events Subsequent to CR&P Balance Sheet

In September of 2012 (the “Spin-Off Date”), CR&P disposed of its businesses related to renewable energy and real estate to a sister company named Masoledo S.r.l. (“Masoledo”), while CR&P acquired from the same company the interest in Masseria Santo Scalone Hotel e Resort S.r.l. As a result of these dispositions and acquisitions, CR&P today has a receivable of approximately euro 8.6 million due from Masoledo (the “Receivable”). The terms and conditions of the Receivable are set out in a deed entered into between CR&P and Masoledo, pursuant to which Masoledo will repay the Receivable at an annual interest rate of 6% of the Receivable. Masoledo will use the proceeds from any disposal to a third party of such renewable energy or real estate related businesses to make payments on the principal and interest of the Receivable. Notwithstanding the foregoing, Masoledo will repay the Receivable no later than 5 years form the Spin-Off Date.

In October of 2012, CR&P entered into a preliminary agreement with JSH S.r.l. and its shareholders (“JSH”), pursuant to which, by the end of 2012, CR&P will acquire not less than a 15% stake in JSH, or an equivalent stake in the new sub-holding company to be incorporated by JSH which will control the companies involved in the management of the CR&P hotels.

Schedule 4.7

CR&P Tax Matters

None

Schedule 4.9

CR&P Real Property

Lease Agreement, dated as of July 11, 2011, between CR&P S.r.l and ABF Leasing spa.

Schedule 4.13

Power of Attorney

Antonio Conte, Sole Director of CR&P, has given a general power of attorney to Pattrizia Serranti, an employee of CR&P.

Schedule 4.14

CR&P Litigation

None

Schedule 4.15

CR&P Employment Benefit Matters

None

Schedule 4.16

CR&P Insurance Policies

Insurance Policy Number 622.036.0000901254, effective September 30, 2011, issued by Vittoria Assicurazioni.

Schedule 5.2(b)

Purchaser Financial Information

See attached Financial Statements

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS (unaudited)

AS OF AUGUST 31, 2012 AND NOVEMBER 30, 2011

ASSETS	August 31, 2012	November 30, 2011
Current Assets
Cash and cash equivalents	$394,908	$9,074
Prepaid expenses	238,000	-

TOTAL ASSETS	$632,908	$9,074

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accrued interest	$1,343	$1,343
Accrued professional fees	89,594	108,894
Total Liabilities	90,937	110,237

Stockholders’ Equity (Deficit)
Preferred stock, $.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	0	0
Common stock, $.001 par value, 90,000,000 shares authorized, 18,037,346 shares issued and outstanding (2011-18,000,000 shares issued and outstanding)	18,037	18,000
Additional paid in capital	1,050,305	42,000
Deficit accumulated during the development stage	(526,371)	(161,163)
Total Stockholders’ Equity (Deficit)	541,971	(101,163)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$632,908	$9,074

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS (unaudited)

FOR THE THREE MONTHS AND SIX MONTHS ENDED AUGUST 31, 2012 AND AUGUST 31, 2011

FOR THE PERIOD FROM JULY 15, 2008 (INCEPTION) TO AUGUST 31, 2012

	Three months ended August 31, 2012	Three months ended August 31, 2011	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Period from July 15, 2008 (Date of Inception) through August 31, 2012

REVENUES	$0	$0	$0	$0	$0

OPERATING EXPENSES
Professional fees	3,525	1,500	31,525	29,326	152,564
Consulting	94,112	-	189,518	-	224,730
Salaries and wages	4,247	-	76,754	-	76,754
General and administrative expenses	21,248	993	67,441	1,046	71,010
TOTAL OPERATING EXPENSES	123,132	2,493	365,238	30,372	525,058

LOSS FROM OPERATIONS	(123,132)	(2,493)	(365,238)	(30,372)	(525,058)

OTHER INCOME (EXPENSE)
Interest income (expense)	-	(525)	30	(1,343)	(1,313)

LOSS BEFORE PROVISION FOR INCOME TAXES	(123,132)	(3,018)	(365,208)	(31,715)	(526,371)

PROVISION FOR INCOME TAXES	-	-	-	-	-

NET LOSS	$(123,132)	$(3,018)	$(365,208)	$(31,715)	$(526,371)

LOSS PER SHARE: BASIC AND DILUTED	$(0.01)	$(0.00)	$(0.02)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING: BASIC AND DILUTED	18,037,646	18,000,000	18,029,047	18,000,000

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT) (unaudited)

PERIOD FROM JULY 15, 2008 (INCEPTION) TO AUGUST 31, 2012

	Common Stock		Additional Paid in	Deficit Accumulated During the Development	Total Stockholders’ Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, July 15 , 2008 (Inception)	-	$-	$-	$-	$-

Shares issued to founder for cash at $.02 per share	15,000,000	15,000	15,000	-	30,000

Shares issued for cash at $.01 per share	1,400,000	1,400	12,600	-	14,000

Net loss for the period ended November 30, 2008	-	-	-	(33,323)	(33,323)

Balance, November 30, 2008	16,400,000	16,400	27,600	(33,323)	10,677

Shares issued for cash at $.01 per share	300,000	300	2,700	-	3,000

Net loss for the year ended November 30, 2009	-	-	-	(14,524)	(14,524)

Balance, November 30, 2009	16,700,000	16,700	30,300	(47,847)	(847)

Shares issued for cash at $.01 per share	1,300,000	1,300	11,700	-	13,000

Net loss for the year ended November 30, 2010	-	-	-	(9,850)	(9,850)

Balance, November 30, 2010	18,000,000	18,000	42,000	(57,697)	2,303

Net loss for the year ended November 30, 2011	-	-	-	(103,466)	(103,466)

Balance, February 29, 2011	18,000,000	18,000	42,000	(161,163)	(101,163)

Shares issued for cash at $ 27 per share	37,346	37	1,008,305	-	1,008,342

Net loss for the period August 31, 2012	-	-	-	(365,208)	(365,208)

Balance, August 31, 2012	18,037,346	$18,037	$1,050,305	$(526,371)	$541,971

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS (unaudited)

FOR THE SIX MONTHS ENDED AUGUST 31, 2012 AND AUGUST 31, 2011

FOR THE PERIOD FROM JULY 15, 2008 (INCEPTION) TO AUGUST 31, 2012

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Period from July 15, 2008 (Date of Inception) through August 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(365,208)	$(31,715)	$(526,371)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest	-	-	1,343
Accrued professional fees	(19,300)	22,670	89,594
Prepaid expenses	(238,000)	-	(238,000)
Net Cash Used in Operating Activities	(622,508)	(9,045)	(673,434)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from director	-	30,000	-
Proceeds from sale of common stock	1,008,342	-	1,068,342
Net Cash Provided by Financing Activities	1,008,342	30,000	1,068,342

Net Increase (decrease) in cash and cash equivalents	385,834	20,955	394,908

Cash and cash equivalents, beginning of the period	9,074	18,120	0

Cash and cash equivalents, end of the period	$394,908	$39,075	$394,908

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0	$0	$0
Income taxes paid	$0	$0	$0

Schedule 5.2(f)

Real Property Owned By Purchaser

None

Schedule 5.2(g)

Real Property Leased by Purchaser

None

Schedule 5.2(h)(ii)

Tangible Personal Property Used in the Purchaser Business
But Not in Possession of Purchaser

None

Schedule 5.2(m)

Purchaser Litigation

None

Schedule 5.2(m)(iii)(C)

Notices Received from Governmental Bodies

None

Schedule 5.2(o)

Purchaser Insurance Policies

None

Schedule 7.3

Material Transaction Prior to Closing

Amendment to Subscription Agreement dated as of November 1, 2012, between Intecfama Limited and the Purchaser.